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FOR RELEASE AT 5:00 PM                        For further information, contact:
APRIL 16, 2001                                Media Contact:    Jay Fredericksen
                                                                904-357-9106
                                              Investor Contact: Parag Bhansali
                                                                904-357-9155

      RAYONIER SELLS 57,000 ACRES OF TIMBERLAND IN FLORIDA FOR $60 MILLION


         JACKSONVILLE, Florida, April 16, 2001 - Rayonier (NYSE: RYN) announced today that it has finalized an agreement with The Nature Conservancy to sell approximately 57,000 acres of timberland in Northeast Florida for $60 million to the State of Florida and the St. John's Water Management District. The property, located in an area known as Pinhook Swamp, connects state and federal conservation lands to create one of the largest public wildlife corridors east of the Mississippi River.

         The property, located 50 miles Northwest of Jacksonville in Baker County, connects Osceola National Forest with Georgia's Okefenokee National Wildlife Refuge and the adjoining Dixon Memorial State Forest to create a conservation area of more than 1,240 square miles.

         The transaction, expected to close in 30 days, will contribute $33 million in operating income and $21 million, or 76 cents per share, in after tax earnings. Net proceeds of $58 million will be used to pay down debt.

         "This transaction is part of our ongoing strategic program to annually sell 2 to 4 percent of our timberland holdings in order to capture the appreciated value inherent in our asset base that is not reflected in our share price," said Lee Nutter, Rayonier Chairman, President and CEO. He noted that the company will periodically and opportunistically replace timberland sold under this program.

         Essentially all of the acreage in the sale was purchased in 1999 when Rayonier acquired 968,000 acres in Florida, Georgia and Alabama.

         "Over the years, sound forestry practices have maintained the integrity of these unique lands and protected the water and wildlife from development," Nutter said. "This agreement insures that these ecologically valuable properties will be forever preserved for the enjoyment of generations to come."

                                     (more)


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         Rayonier is the world's premier supplier of high performance specialty cellulose fibers and has 2.3 million acres of timberland in the U.S. and New Zealand. About half of the company's sales are to international customers in 60 countries.

         Comments about the sale of the Pinhook Swamp Timberland and its impact on the company's financial results are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The failure to be satisfied of one or more of the conditions to closing the sale of the Pinhook Swamp Timberland could negatively impact the ability to conclude the proposed sale and cause actual results to differ materially from those expressed in the forward-looking statements.



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